Exhibit 99.1

VICTOR H. DOOLAN JOINS SONIC AUTOMOTIVE, INC. BOARD OF DIRECTORS

CHARLOTTE, N.C. – July 25, 2005 – Sonic Automotive, Inc. (NYSE: SAH) announced today that veteran auto industry leader, Victor H. Doolan, has been appointed to the Company’s Board of Directors.

Mr. Doolan recently retired from his position as President of Volvo Cars North America in March 2005. During his approximately three-year tenure as President of VCNA, Mr. Doolan led Volvo through a period of consistent sales growth in the United States, Canada and Mexico. Prior to joining Volvo, Mr. Doolan served as the Executive Director of the Premier Automotive Group, the luxury division of Ford Motor Company from July 1999 to June 2002. Mr. Doolan also enjoyed a 23-year career with BMW, culminating with his service as President of BMW of North America from September 1993 to July 1999. During his tenure as President of BMW of North America, Mr. Doolan led BMW through a period of continuous sales growth in the United States. Mr. Doolan has worked in the automotive industry for approximately 36 years.

O. Bruton Smith, the Company’s Chairman and Chief Executive Officer, stated, “We are delighted to add an individual of Vic Doolan’s stature to our Board of Directors. Vic has tremendous experience as an automotive industry leader, with particular expertise in the luxury and import sectors of the industry, both of which are important and growing parts of our company’s business. We are confident that he will make valuable contributions toward the Company’s continued success.”

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 186 franchises and 39 collision repair centers. Sonic can be reached on the Web at http://www.sonicautomotive.com.